Exhibit 99.1

News Release

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FOR IMMEDIATE RELEASE

Morningstar Selects Ernst & Young as Registered Independent Public Accounting Firm

CHICAGO, Nov. 30, 2005 – Morningstar, Inc., a leading provider of independent investment research, today announced it has selected Ernst & Young LLP as its registered independent public accounting firm for the fiscal year beginning Jan. 1, 2006.  Ernst & Young will replace Deloitte & Touche LLP, who will complete Morningstar’s fiscal year 2005 audit.

The audit committee of the board of directors of Morningstar made its selection after conducting a thorough formal review and soliciting proposals from several accounting firms.

Cheryl Francis, chairman of Morningstar’s audit committee, said, “Our recent review follows good corporate governance practices and is in keeping with our committee responsibilities to evaluate and select the company’s independent auditors. We think it’s important for every public company to periodically review proposals from qualified firms.”

Francis added, “Morningstar has had a good working relationship with Deloitte for many years, and we thank them for their service. We look forward to working with Ernst & Young next year.”

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About Morningstar, Inc.

Morningstar, Inc. is a leading provider of investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutional clients. Morningstar provides data on more than 125,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 16 countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in Morningstar’s filings with the Securities and Exchange Commission, including Morningstar’s Prospectus filed on May 4, 2005. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected.  Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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